Exhibit 10.5
Form of Service-only
Management Agreement
Date of Execution: [day] [ month] [year]
Place of Execution: [          ]

Party A:	Hospital

Address:
Postal Code:
Telephone:
Facsimile:

Party B:

Address:
Postal Code:
Telephone:
Facsimile:
Whereas:
1.	Party A intends to develop the [ ] Center (hereinafter referred to as the “Center”) in its hospital into a top-tier treatment and research center which can create good economic and social benefits;

2.	Party B, as a professional management company, has advantages in respect of clinical medical treatment, publicity in the medical market, technical promotion, cooperation for R&D, as well as operation and management;

Based on the principle of equality and mutual benefits and upon friendly consultation, with respect to the entrustment to Party B by Party A of the management of the operation of the [ ] Center in Party A’s hospital, both Party A and Party B have reached the following agreement:

Article 1	Term of Entrusted Management
Both Party A and Party B agree that the term of the entrusted management of the Center shall be [          ] years. After the installment and adjustment of the equipment is completed, there will be a three-month trial operation period prior to the commence of the formal operation period. The profit generated during the trial operation period shall be managed by Party B and will be used to cover the costs and expenses of the opening ceremony of the Center. Upon the expiry of this Agreement, both Parties may renew this Service-only Management Agreement upon mutual agreement reached after negotiation.

Article 2	Revenue and Operating Costs of the Center
2.1	Revenue of the Center: refers to the revenue generated by using the Center’s [ ] and its auxiliary equipment for diagnosis, treatment and the relevant services as well as the revenue generated by using other relevant equipment.

2.2	Operating Costs of the Center: refers to the direct costs and the relevant expenses arising from using the Center’s [ ] and its auxiliary equipment for diagnosis, treatment and the relevant services, including the following items:
2.2.1	wages and bonuses of the medical personnel of the Center (calculated and reserved at the amount equal to [ ] % of the Revenue of the Center);

2.2.2	costs and expenses for marketing and publicity (calculated and reserved at the amount equal to [ ] % of the Revenue of the Center);

2.2.3	Equipment maintenance costs (calculated and reserved at the amount equal to [ ] % of the Revenue of the Center);

2.2.4	The Center’s daily office expenses and the funds reserved for the Management Committee (calculated and reserved at the amount equal to [ ] % of the Revenue of the Center).

In total, all the foregoing items will be calculated and reserved at the amount equal to [ ] % of the Revenue of the Center.

Article 3	Management Fee and Payment
Both Parties agree that the Management Fee shall consist of two parts, namely, the Management Costs and Share from Net Revenue.
3.1	Management Costs

Such part of the Management Fee shall be equal to [ ]% of the Revenue of the Center.

Both Parties agree that Party B shall receive [ ]% of the Revenue of the Center on a monthly basis as Management Fee, which will be used to pay part of the Operating Costs of the Center, such as wages and bonuses of the medical personnel, costs for marketing and publicity, equipment maintenance costs, the Center’s office expenses and the funds reserved for the Management Committee.

3.2	Share from Net Revenue

Such part of the Management Fee shall be equal to [ ]% of the Net Revenue of the Center.

Net Revenue of the Center = Revenue of the Center – Operating Costs of the Center – Floor Revenue Submission to the Hospital
3.2.1	Floor Revenue Submission to the Hospital shall be equal to Renminbi [ ] per month. In the event that due to equipment maintenance and other reasons, the Center fails to operate in normal fashion for more than [ ] days, the Floor Revenue Submission to the Hospital for the current month shall be reduced or exempted depending on the actual conditions.

3.2.2	If the difference between the Operating Costs of the Center and the Revenue of the Center for the current month is insufficient to pay for the Floor Revenue Submission to the Hospital, the deficient portion shall be supplemented by Party B.

3.2.3	The Center shall be subject to an annual audit at the end of each year. If the annual revenue obtained by the Hospital from the Center for the current year is less than Renminbi [ ] (i.e., the sum of [ ] % of the Net Revenue of the Center plus the Floor Revenue Submission for the whole year is less than Renminbi [ ] ), the amount of difference shall be paid by Party B.

3.2.4	The settlement of the Management Fee shall be as follows: the Management Fee shall be settled monthly. Party A shall complete the settlement of the Management Fee for the previous month prior to the 10th day of each month and transfer the payment to the account designated by Party B within 5 days upon completion of such settlement.
3.3	The account designated by Party B shall be as follows:
Name of the account:
Bank name:
Account number:

Article 4	Management Committee
For the purpose of managing the Center in a better manner, both Parties will jointly establish a Management Committee for the Center (hereinafter referred to as the “Management Committee”), which will be responsible for determining the daily management matters related to the Center’s operation. Any matters involving modification to the this Agreement between both Parties shall be submitted to the leadership of Party A and of Party B for confirmation.
4.1	The Management Committee shall consist of [ ] members, selected by both Parties. [ ] members will be selected from Party A of which one member will be appointed as the Deputy Director of the Management Committee; [ ] members will be selected from Party B of which one member will be appointed as the Director of the Management Committee. Either Party shall have the right to replace its respective selected members on the Management Committee. All daily operational matters of the Center shall be approved by more than 50% of the total members of the Management Committee.

4.2	In the event that the Director of the Management Committee fails to perform his/her duties for any reason, the Deputy Director of the Management Committee shall perform the Director’s duties on his behalf. Should the Deputy Director of the Management Committee also fail to perform his/her duties for any reason, another member of the Management Committee authorized by the Director or the Deputy Director of the Management Committee shall perform the duties accordingly.

4.3	The Management Committee shall convene meetings once or twice every year. The meeting shall be convened and chaired by the Director of the Management Committee. Under special circumstances, the Director of the Management Committee may convene and chair a provisional meeting. The minutes for the meetings of the Management Committee shall be filed and kept in records.

4.4	The Center’s Directors shall take responsibility for management under the leadership of the Management Committee. The Center will establish an Office of Directors, taking charge of daily management of the Center. The Office of Directors will have an Administrative Director, who shall be nominated by Party B, and a Medical Director, who shall be nominated by Party A.

4.5	The Administrative Director shall be responsible for implementing the resolutions of the meetings of the Management Committee, organizing and guiding the Center’s daily management matters. The Medical Director shall be responsible for the medical and technical related matters and assisting the Administrative Director in daily management work.

4.6	The Administrative Director must report to the Management Committee regarding the daily operation of the Center on a quarterly basis and shall prepare and submit a financial settlement report to the Management Committee every half year.

4.7	The employment of other personnel of the Center shall be planned by the Center’s Administrative Director. Upon approved by the Management Committee, the Center will be responsible for recruitment and employment. Party A shall be responsible for examining and reviewing the qualifications of the employees and shall assist in processing the procedures of employment. All personnel employed must meet the requirements of employment as provided in the management rules of Party A.

4.8	All personnel employed by the Center shall be subject to a system of the labor contracts. Party A shall enter into labor contracts with each of its employees.

Article 5	Rights and Obligations of Each Party

5.1	Party A’s rights and obligations

5.1.1	To make timely payment of the Management Fee payable to Party B.

5.1.2	To be responsible for processing and completing all procedures with the competent supervising departments and the relevant authorities with relation to approval of the project, procurement permits, environmental impact evaluation and assessment, approval of charges and prices,and qualification for coverage by medical insurance, as well as all routine procedures as required to be processed on a yearly basis.

5.1.3	To provide all equipment, machine room and auxiliary rooms for the Center; to add necessary auxiliary facilities, etc.; to provide the professional personnel, including doctors, nurses and technicians; and to provide convenient conditions for the logistics service.

5.1.4	To be responsible for coordinating the relationship between the Center and each and all of Party A’s departments and to provide support for sourcing of the patients for the Center.

5.1.5	To be responsible for the treatment and other medical decisions of the patients and to handle the medical disputes arising from the Center in a timely manner.

5.1.6	To be responsible for cooperating with Party B for Party B’s financing audit and to provide financial information of the Center upon the request by Party B.

5.1.7	To be responsible for providing Party B with the letter of confirmation regarding the revenue and the management fee on a monthly basis.

5.1.8	Except for the Center, Party A promises that it would not separately operate any project that would compete against the Center either by itself or by cooperating with any third party.

5.1.9	To support Party B to develop the marketing and publicity activities related to the operation and management of the radiotherapy treatment center of Party A. Subject to the condition that Party B is in compliance with the relevant provisions of the government, Party A should actively cooperate. The costs for academic promotion and the marketing and publicity activities shall be accounted for as the Operating Costs of the Center.
5.2	Party B’s rights and obligations
5.2.1	To assign professional management personnel to manage the operation of the Center.

5.2.2	To be responsible for the Center’s academic promotion, planning, organization and operation.

5.2.3	To be responsible for the construction and upgrading of the digital medical network and system, realizing the sharing of sources, and interactive and remote diagnosis.

5.2.4	To be responsible for the publicity of the Center.

5.2.5	To assist Party A in selection of the equipment model, procurement and bidding process for the equipment. To protect the mutual interests and benefits of both Party A and Party B. To be responsible for contacting the supplier for replacement parts and components, maintenance and repair of the equipment of the Center.

5.2.6	To be responsible for cooperating with Party A in handling medical disputes.

5.2.7	To properly complete the payment of the Floor Revenue Submission to the Hospital. Party A shall deduct the Floor Revenue Submission of the previous month from the Center prior to the 10th day of each month. In case of any insufficiency, Party B shall timely make up the deficient portion.

Article 6	Finance and Tax
6.1	The Center shall formulate its financial system according to the government’s laws and regulations and the relevant rules. The Center shall make profit distribution on a monthly basis and shall have an annual settlement to be made at the end of the year.

6.2	All taxes levied on the revenue of each party under this Agreement shall be borne respectively by each party on its own.

Article 7	Liabilities for Breach of Contract
7.1	In the event that Party A delays in making any payment of the Management Fee to Party B without due reason, Party A shall pay to Party B a daily default penalty equal to [ ] % of the overdue amount.

7.2	In case of any of the following events, Party B shall have the right to unilaterally terminate this Agreement. In addition, Party A shall waive Party B’s obligations of making the monthly Floor Revenue Submissions to the Hospital and guaranteeing the annual Floor Revenue Submission as set forth in Article 3 hereof. Furthermore, Party A shall make compensation to Party B at the amount calculated according to the following formula:

Compensation amount = Average amount of the Management Fee in the three months prior to termination of this Agreement × 12 months
7.2.1	If Party A delays in making any payment of the Management Fee to Party B for a period of over 60 days, in addition to paying to Party B all overdue Management Fee and default penalty in a lump-sum payment, Party A shall make compensation to Party B pursuant to the foregoing provision;

7.2.2	If Party A separately operates any project competing against the Center, either by itself or by cooperating with any third party.

7.2.3	If any external factor affects the operation of the Center, causing the Center to suffer losses for two consecutive years and, as a result, the revenues of Party A and Party B are affected.
7.3	Party B shall properly store and manage the equipment provided by Party A. In case that Party A’s equipment is damaged due to the fault of Party B, Party B shall make compensation for any loss.

7.4	Party B shall strictly comply with the provisions related to the medical and health industry under the State’s laws and regulations and shall scientifically manage and operate the project entrusted by Party A in good manner. In the event that

Party B violates the foregoing provisions and Party A suffers from economic loss under such entrusted management, subject to the specific situation, Party A has the right to early termination of this Agreement and may request Party B to compensate its relevant economic loss according to the following manner. The compensation amount shall be equivalent to Section 7.2 of this Article 7 “Liabilities for Breach of Contract”.

7.5	In case that during the term of cooperation between Party A and Party B, the foregoing agreement is not able to be performed in a normal manner due to any factors relating to government policies, upon friendly consultation by and between both Parties, this Agreement may be subject to early termination.

Article 8	Dispute Settlement
Any and all disputes arising from or related to this Agreement or the Appendix hereof shall be adjudicated by the People’s Court as designated by the party initiating the lawsuit for judgment.

Article 9	Effectiveness and Termination of the Agreement
9.1	This Agreement shall be executed in two copies while each of Party A and Party B shall hold one copy. This Agreement shall become effective upon being signed and sealed by the respective legal representatives or authorized representatives of each of Party A and Party B. Should there be any matters not covered herein, both Parties may separately consult with each other and further enter into a Supplemental Contract. The Supplemental Contact and this Agreement shall have equal and same legal validity.

9.2	Upon reaching a unanimous consensus by both Parties hereto, this Agreement may be terminated.
(No contractual text follows.)

SIGNATURE PAGE WITHOUT CONTRACTUAL TEXT.
Party A:
(Corporate Seal)
Legal Representative:                                          (signature)
Party B:
(Corporate Seal)
Legal Representative:                                          (signature)
Date of Execution: [Day][Month] of 2009